EXHIBIT 5

January 8, 1999

Kos Pharmaceuticals, Inc.
1001 Brickell Bay Drive
Suite 2502
Miami, Florida  33131

         Re: Kos Pharmaceuticals, Inc. (the "Company") - Registration Statement on Form S-8

Ladies & Gentlemen:

You have requested our opinion in connection with the above-referenced Registration Statement, (the "Registration Statement") in connection with the registration for sale of up to 1,000,000 shares (the "Shares") of the common stock, $.01 par value per share, of the Company (the "Common Stock"), which may be issued by the Company to certain of its employees under the Company's 1999 Employee Stock Purchase Plan (the "Plan").

We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

Based upon and subject to the foregoing and assuming no change in relevant facts, we are of the opinion that the Shares are duly authorized, and upon issuance of the Shares in accordance with the Plan and for the consideration set forth in the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           HOLLAND & KNIGHT LLP